Exhibit 23.3

Consent of Independent Auditors

Sabre Corporation

Dallas, Texas

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 28, 2014 with respect to the combined financial statements and schedules of PRISM Group, Inc. and Affiliate included in the Registration Statement (Form S-1 No. 333-193438) and related Prospectus of Sabre Corporation dated March 10, 2014.

/s/ REDW LLC

Albuquerque, New Mexico

March 10, 2014